Exhibit 99.1

For More Information Contact:

Media:	Investors:
Ingram Micro Inc.	Ingram Micro Inc.
Chris Kelly (714) 382-3355	Ria Marie Carlson (714) 382-4400
chris.kelly@ingrammicro.com	ria.carlson@ingrammicro.com

Kay Leyba (714) 382-4175
kay.leyba@ingrammicro.com

INGRAM MICRO REPORTS FIRST QUARTER 2006 RESULTS

Solid sales growth drives double-digit increase in net income
All regions exceed 100 basis points of operating margin

     SANTA ANA, Calif., April 25, 2006 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the first quarter of 2006 (ended April 1, 2006).

     Worldwide sales for the quarter were $7.60 billion, an 8-percent increase from $7.05 billion in the prior-year period. The translation impact of the relatively weaker European currencies had an approximate 3 percentage-point negative effect on comparisons to the prior year.

     First-quarter net income increased 45 percent to $61.7 million or $0.36 per diluted share, which includes stock-based compensation expense of $8.0 million (approximately $5.7 million net of tax) or approximately $0.03 per diluted share related to the adoption of Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, in the first quarter of 2006.

     In the prior-year period, net income based on generally accepted accounting principles (GAAP) was $42.4 million or $0.26 per diluted share, which includes major-program and acquisition-related integration costs totaling $9.8 million (approximately $6.8 million net of tax) or approximately $0.04 per diluted share. Year-ago net income on a non-GAAP basis, which excludes these costs, was $49.2 million, or $0.30 per diluted share. For comparison purposes, first-quarter net income rose 25 percent over the prior year’s non-GAAP net income. A reconciliation of these non-GAAP items to GAAP net income can be found in the tables attached to this press release.

     “We entered the year with strong momentum from our successes in 2005,” said Gregory M. Spierkel, chief executive officer, Ingram Micro Inc. “Sales and net income exceeded the guidance we issued in February, and every region generated operating margins exceeding 100 basis points. We continue to benefit from our efforts toward optimization and differentiation – sales were solid in every region, cost control was excellent and our recent expansions into consumer electronics and services are contributing to results.”

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Additional First Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

Regional Sales:

o	North American sales were $3.21 billion (42 percent of total revenues), an increase of 9 percent versus the $2.94 billion posted a year ago.

o	European sales were $2.70 billion (36 percent of total revenues) versus $2.65 billion in the year-ago period. Sales in U.S. dollars were up 2 percent over the prior-year period. The translation impact of the relatively weaker European currencies had an approximate 9-percentage-point negative impact on comparisons to the prior year.

o	Asia-Pacific sales were $1.33 billion (17 percent of total revenues) versus $1.19 billion in the prior-year period – an increase of 12 percent.

o	Latin American sales were $357 million (5 percent of total revenues), an increase of 28 percent compared to the $279 million posted a year ago.

Gross margin

     Gross margin was 5.34 percent versus 5.38 percent in the year-ago quarter. A more competitive environment and softer economies in some European markets had an adverse impact on gross margins during the quarter.

Operating expenses

o	Total operating expenses were $306.6 million or 4.04 percent of revenues, which includes approximately $8.0 million or approximately 10 basis points related to stock-based compensation expense, versus $303.3 million or 4.30 percent of revenues in the year-ago quarter.

o	For comparison purposes, non-GAAP operating expenses in the year-ago period, excluding the $9.8 million in major-program and integration costs, were $293.5 million or 4.16 percent of revenues.

Operating income

     Worldwide operating income was $98.9 million or 1.30 percent of revenues, which includes approximately $8.0 million or 10 basis points related to stock-based compensation expense, compared to $76.2 million or 1.08 percent of revenues in the year-ago quarter. For comparison purposes, non-GAAP operating

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income in the year ago period excluding major program and integration costs was $86.0 million or 1.22 percent of revenues in the prior year.

o	North American operating income was $51.9 million or 1.62 percent of revenues, an increase of 73 percent or 60 basis points versus the $29.9 million or 1.02 percent of revenues in the year-ago quarter.

For comparison purposes, North American operating income on a non-GAAP basis in the year-ago period, excluding major program costs, was $35.7 million or 1.21 percent of revenues.

o	European operating income was $34.5 million or 1.28 percent of revenues versus $37.0 million or 1.40 percent of revenues in the year-ago quarter.

o	Asia-Pacific operating income was $13.5 million or 1.02 percent of revenues compared to $6.1 million or 0.51 percent of revenues in the previous year. For comparison purposes, Asia-Pacific operating income on a non-GAAP basis in the prior year, excluding integration costs, was $10.1 million or 0.85 percent of revenues.

o	Latin American operating income was $7.0 million or 1.95 percent of revenues, an increase of 114 percent and 78 basis points versus $3.2 million or 1.17 percent of revenues in the year-ago quarter.

o	As stated above, stock-based compensation expense associated with the adoption of SFAS 123R was approximately $8.0 million or 10 basis points of impact on the worldwide operating margin. These expenses are presented as a separate reconciling amount in the Company’s segment reporting. As such, these expenses are not included in the regional operating results, but are included in the worldwide operating results.

•	Other income and expense for the quarter were $13.2 million versus $14.7 million in the year-ago period.

•	Total depreciation was $12.3 million.

•	Capital expenditures were approximately $7.3 million.

Balance Sheet

•	The cash balance at the end of the quarter was $326 million, flat with the year-end balance. Total debt was $644 million, an increase of $39 million from year-end. Debt-to-capitalization was 20 percent and in line with the year-end.

•	Inventory was $2.19 billion or 28 days on hand compared to $2.21 billion or 27 days on hand at the end of the year.

•	Working capital days were 24, an increase of three days from year-end 2005 due to slight changes to the company’s revenue mix, particularly greater sales into the retail sector.

4-4-4 Ingram Micro Reports First Quarter 2006 Results

     “We continue to perform well in highly competitive environments,” said William D. Humes, executive vice president and chief financial officer. “All regions had solid revenue growth with North America, Asia-Pacific and Latin America showing strong operating leverage with year-over-year improvements in operating margin. Europe’s performance was solid despite a more competitive market, as the region continued to gain market share and deliver industry-leading operating margins. Every region continues to focus on superior execution, keeping costs low while offering a greater breadth of products and services for customers. The result is 10 consecutive quarters of year-over-year operating income improvements.”

Outlook for the Second Quarter

     The following statements are based on the company’s current expectations and internal forecasts. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

According to the company’s guidance for the second quarter ending July 1, 2006:

•	Sales are expected to range from $7.15 billion to $7.35 billion.

•	Net income is expected to range from $49 million to $56 million, or $0.29 to $0.33 per diluted share, which includes approximately $8.0 million or $0.03 per share for the effect of non-cash stock-based compensation expense in the second quarter 2006. For comparison purposes, 2005 did not include these expenses.

•	The weighted average shares outstanding is expected to be approximately 170 million and the effective tax rate for the second quarter and full year of 2006 is currently estimated to be 28 percent.

     “Our second-quarter guidance reflects good year-over-year sales growth with demand generally stable in all regions,” said Spierkel. “The sequential sales decline is in line with normal historical trends, as the second and third quarters are our softest. In the second quarter, we expect some margin pressure from a more competitive market in Europe, attributable in part to the effect of recent vendor consolidation efforts, which we believe will ultimately create a more balanced, beneficial distribution environment. In addition, we plan to invest in certain IT capabilities that will improve our business over the long-term, which could increase operating expenses by approximately $5 million in the second quarter.”

Conference Call and Webcast

     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EDT. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations

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section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (517) 308-9002 (other countries).

     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, stock-based compensation expense, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services, could negatively impact our future operating results; (6) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (8) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (9) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (10) we cannot predict with certainty, the outcome of the SEC and U.S. Attorney’s inquiries; (11) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers --increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as th e introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended December 31, 2005; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

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About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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© 2006 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	April 1, 2006	December 31, 2005

ASSETS
Current assets:
Cash	$326,262	$324,481
Trade accounts receivable, net	3,087,211	3,186,115
Inventories	2,193,118	2,208,660
Other current assets	336,182	352,042

Total current assets	5,942,773	6,071,298

Property and equipment, net	175,020	179,435
Goodwill	637,810	638,416
Other	146,733	145,841

Total assets	$6,902,336	$7,034,990

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,264,809	$3,476,845
Accrued expenses	407,412	479,422
Current maturities of long-term debt	117,177	149,217

Total current liabilities	3,789,398	4,105,484

Long-term debt, less current maturities	526,805	455,650
Other liabilities	35,219	35,258

Total liabilities	4,351,422	4,596,392

Stockholders' equity	2,550,914	2,438,598

Total liabilities and stockholders' equity	$6,902,336	$7,034,990

Ingram Micro Inc.
     Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended

	April 1, 2006	April 2, 2005

Net sales	$7,598,845	$7,051,992

Costs of sales	7,193,301	6,672,519

Gross profit	405,544	379,473

Operating expenses:
Selling, general and administrative (1)	307,151	300,555
Reorganization costs	(524)	2,692

	306,627	303,247

Income from operations	98,917	76,226

Interest and other	13,193	14,703

Income before income taxes	85,724	61,523

Provision for income taxes	24,003	19,072

Net income	$61,721	$42,451

Diluted earnings per share:
Net income	$0.36	$0.26

Diluted weighted average
shares outstanding	169,277,586	163,887,049

(1)	Stock-based compensation expense recognized in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment,” which was adopted effective January 1, 2006, was $7,953 for the thirteen weeks ended April 1, 2006.

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended April 2, 2005

	As Reported Under GAAP	Special Items		Non-GAAP Financial Measure

Operating expenses	$303,247	$(9,831)	(a)	$293,416	(d)
Income from operations	76,226	9,831	(a)	86,057
Net income	42,451	6,783	(b)	49,234
Diluted earnings per share	$0.26	$0.04	(c)	$0.30

(a)	Includes costs associated with the Company's outsourcing and optimization plan in North America, comprised of reorganization costs of $741 primarily related to employee termination benefits for workforce reductions and an adjustment related to a previous action for higher than expected lease obligation costs and $5,028 charged to selling, general and administrative expenses, primarily comprised of consulting; and costs associated with the integration of Tech Pacific in Asia-Pacific, comprised of reorganization costs of $1,951 primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $2,111 charged to selling, general and administrative expenses, primarily comprised of consulting, retention and other costs associated with the integration.

(b)	Includes adjustments noted in footnote (a) above, net of estimated income taxes.

(c)	Includes adjustments noted in footnote (b) above on a per share basis calculated by dividing the adjusted amounts by the diluted weighted average shares outstanding of 163,887,049.

(d)	As a percentage of net sales, GAAP operating expenses for the thirteen weeks ended April 2, 2005 represent 4.30% and non-GAAP operating expenses represent 4.16%.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended April 1, 2006

	Net Sales	Operating Income	Operating Margin

North America	$3,206,595	$51,859	1.62%
Europe	2,702,627	34,521	1.28%
Asia-Pacific	1,332,832	13,533	1.02%
Latin America	356,791	6,957	1.95%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(7,953)	-

Consolidated Total	$7,598,845	$98,917	1.30%

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

		Thirteen Weeks Ended April 2, 2005

	Net Sales	Operating Income	Special Items (a)	Non-GAAP Operating Income

North America	$2,939,286	$29,901	$5,769	$35,670
Europe	2,648,187	37,003	-	37,003
Asia-Pacific	1,185,658	6,073	4,062	10,135
Latin America	278,861	3,249	-	3,249

Consolidated Total	$7,051,992	$76,226	$9,831	$86,057

		Operating Margin	Special Items	Non-GAAP Operating Margin (b)

North America		1.02%	0.19%	1.21%
Europe		1.40%	-	1.40%
Asia-Pacific		0.51%	0.34%	0.85%
Latin America		1.17%	-	1.17%
Consolidated Total		1.08%	0.14%	1.22%

(a)	Special items in 2005 include costs associated with the Company's outsourcing and optimization plan in North America, comprised of reorganization costs of $741 primarily related to employee termination benefits for workforce reductions and an adjustment related to a previous action for higher than expected lease obligation costs and $5,028 charged to selling, general and administrative expenses, primarily comprised of consulting; and costs associated with the integration of Tech Pacific in Asia-Pacific, comprised of reorganization costs of $1,951 primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $2,111 charged to selling, general and administrative expenses, primarily comprised of consulting, retention and other costs associated with the integration.

(b)	Non-GAAP operating margin is calculated by dividing non-GAAP operating income by net sales.